Exhibit (e)(xi) under Form N1-A
                                              Exhibit 10 under Item 601/Reg. S-K

                                  Amendment to
                      Agreement for Administrative Services
                                       for
                              Vision Group of Funds

     This Amendment to the Agreement for Administrative Services is made and entered into as of the 1st day of October, 2002, by and between Vision Group of Funds ("Investment Company") and M&T Securities, Inc. ("M&T").

     WHEREAS, Investment Company entered into an Agreement for Administrative Services with M&T on November 1, 2000; and

     WHEREAS, Investment Company and M&T have agreed to amend the Agreement, in certain respects;

     NOW, THEREFORE, the parties intending to be legally bound agree as follows:

I. Article 6. Compensation is hereby deleted in its entirety and replaced with the following:

     "Article 6. Compensation.

     For the Administrative Services provided, the Investment Company hereby agrees to pay and M&T hereby accepts as full compensation for its services rendered hereunder an administrative fee at an annual rate of the average daily net assets of the Funds, as set forth below.

               Max. Admin.          Average Daily Net Assets
               Fee                  of the Funds

               .04%                 on first $5 billion
               .03%                 on the next $2 billion ($5-7 billion)
               .0175%               on the next $3 billion ($7-10 billion)
               .015%                on assets in excess of $10 billion

       (Average Daily Net Asset break points are on a complex-wide basis)

     The compensation and out-of-pocket expenses attributable to the Funds shall be accrued daily by the Funds and paid to M&T no less frequently than monthly, and shall be paid daily upon request of M&T. M&T will maintain detailed information about the compensation and out-of-pocket expenses by the Funds.

     M&T may in its sole discretion waive receipt of all or a part of the foregoing administrative fee from time to time."

     II. The first paragraph of Article 12. Term and Termination of Agreement is hereby deleted in its entirety and replaced with the following:

     "This Agreement shall be effective from the date signed above and shall continue through September 30, 2005 ("Initial Term"). Thereafter, the Agreement will continue for consecutive 12-month terms (a "Renewal Term") unless one party receives written notice of termination from the other party no less than 120 days prior to the expiration of the Initial Term or a Renewal Term. The termination date for all original or after-added Funds that are, or become, a party to this Agreement shall be coterminous."


        WITNESS the due execution hereof this 1st day of October, 2002.

                              VISION GROUP OF FUNDS


                              By:
                              ------------------------------------------
                              Name:  Beth S. Broderick
                              Title:  Vice President

                              M&T SECURITIES, INC.


                              By:
                              ------------------------------------------
                              Name:
                              Title: